UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 12, 2012

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901 Coconut Grove, Florida 33133

(Address of principal executive offices, including zip code)

(305) 714-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2012, Bob L. Moss resigned from the Board of Directors (the “Board”) of Watsco, Inc., a Florida corporation (the “Company”). Mr. Moss’ resignation was not due to any disagreement with the Company, and the Company is grateful for his service and contributions as a Board member for the past 20 years.

Mr. Moss was elected by the holders of the Company’s Class B common stock, and his original term was to expire at the Company’s 2013 annual meeting of shareholders.

On November 12, 2012, the Board appointed David C. Darnell, 59, to fill the vacancy created by Mr. Moss’ resignation, and Mr. Darnell will serve for a term expiring at the Company’s 2013 annual meeting of shareholders. Mr. Darnell has served as the Co-Chief Operating Officer of Bank of America Corporation since September 2011. Prior to that, Mr. Darnell served as the President of Bank of America’s Global Commercial Banking team from July 2005 to September 2011. Mr. Darnell joined Bank of America in 1979 and is now responsible for serving approximately 56 million of the bank’s consumers and small businesses with deposit, lending, card, home mortgage, wealth management and related products and services.

Mr. Darnell will participate in the standard non-employee director compensation arrangements described in the section entitled “Director Compensation” that is included in the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission on April 30, 2012. In connection with his appointment to the Board, the Company granted Mr. Darnell an option to purchase 20,000 shares of the Company’s Common Stock.

There are no arrangements or understandings between Mr. Darnell and any other person pursuant to which Mr. Darnell was appointed to the Board. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Darnell was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Date: November 15, 2012	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer